Exhibit 10.33

March 2, 2015

Renato Semerari
C/o Coty Geneva SA Versoix

Amendment to your Employment Agreement with Coty

Dear Renato,

I am pleased to confirm our agreement to evolve your employment agreement signed with Coty Geneva SA Versoix on July 4, 2012 (the “Employment Agreement”) as follows:

Section 5.1 of the Employment Agreement is cancelled and replaced with the new section 5.1 hereunder:

Either party may terminate this Agreement with ninety days written notice to the other party. Should the Company terminate the employment without cause, with the exception of a transfer of the Employee to another direct or indirect affiliate or sister company of Coty, the Company shall pay the Employee, in exchange of a full release and settlement, a severance amounting to fifteen months base salary, inclusive of any amounts due under the applicable labor laws and collective agreements and subject to all applicable withholdings.

All other terms of your employment contract remain unchanged. All changes become effective as of the signature of this amendment.

I am asking you to confirm your acceptance of this amendment by returning two signed copies with the hand written mention ‘read and approved’ by March 9, 2015.

Best regards,

/s/Geraud Marie Lacassagne		/s/Rebeca Pascual
Geraud Marie Lacassagne		Rebeca Pascual
SVP Human Resources		Human Resources Director
Coty		Switzerland & TREX

Read and Accepted
Date and Signature
Renato Semerari
Read and Accepted
02/03/15
/s/Renato Semerari

From : Renato Semerari
To : Geraud-Marie Lacassagne
Date : March 6, 2015

Re: Personal & Confidential-Career Opportunities

Dear Geraud Marie,

Contrary to what I indicated previously, I will not be able to make a final decision this week. Discussions have progressed well but I still do not have full visibility when the transaction might close. I remain very determined to grasp that opportunity and I am conscious of the need for Coty to ensure proper continuity of its business.

To that point, I am thankful for the proposed amendment to my employment agreement which shall provide both Coty and me with some flexibility to manage the upcoming period.

You also shared with me the progress made on the search for my successor and you indicated that you were now ready to make an offer. I am well aware that delaying the offer would delay the start date of my successor and increase the risk of disruption at Coty. I am comfortable and supportive for you to make a firm employment offer to that person. I am confident that the situation will resolve one way or another before his start date.

Best

/s/Renato Semerari
Renato Semerari,
President, Categories & Innovation

March 9, 2015

Renate Semerari
C/o Coty Geneva SA Versoix

Dear Renato,

Thanks a lot for keeping me informed of the progress regarding your personal situation.

You asked me to further specify how Coty would handle the APP and your vested equity.

APP - I would anticipate that Coty would pay the FY15 APP on a pro-rated basis if your employment agreement were to cease before the end of the current fiscal year. This would reflect the discussions Bart, you and I had on this topic.

Vested Equity -Your project would require for you to make an investment and you would expect to sell all your vested equities soon after resigning. I confirm that Coty would assist you in this and would buy back your equities at market price if this occurs outside an open window.

Best regards

Géraud Marie

Best regards,

/s/Géraud Marie Lacassagne
Géraud Marie Lacassagne
SVP Human Resources